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                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------
                                                       1997 1996  1995 1994 1993
                                                       ---- ----  ---- ---- ----
                                                        (DOLLARS IN MILLIONS)
Income from continuing operations....................  $361 $218  $258 $238 $165
Add:
  Interest...........................................   216  195   160  104  101
  Portion of rentals representative of interest
   factor............................................    54   60    57   52   47
  Preferred stock dividend requirements of majority-
   owned subsidiaries................................    21   21    23   --   --
  Income tax expense and other taxes on income.......   163  194   231  114  115
  Amortization of interest capitalized...............     2    2     2    1   --
  Undistributed (earnings) losses of affiliated
   companies in which less than a 50% voting interest
   is owned..........................................     2   (1)   --   --   --
                                                       ---- ----  ---- ---- ----
    Earnings as defined..............................  $819 $689  $731 $509 $428
                                                       ==== ====  ==== ==== ====
Interest.............................................  $216 $195  $160 $104 $101
Interest capitalized.................................     2    6     5    2    1
Portion of rentals representative of interest factor.    54   60    57   52   47
Preferred stock dividend requirements of majority-
 owned subsidiaries on a pre-tax basis...............    33   37    42   --   --
                                                       ---- ----  ---- ---- ----
    Fixed charges as defined.........................  $305 $298  $264 $158 $149
                                                       ==== ====  ==== ==== ====
Ratio of earnings to fixed charges...................  2.69 2.31  2.77 3.22 2.87
                                                       ==== ====  ==== ==== ====
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